Exhibit 99.2

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

October 25, 2018

The Board of Directors
FCB Financial Holdings, Inc. 2500 Weston Road, Suite 300
Weston, FL 33331
Re:          Consent for Fairness Opinion Disclosure Members of the Board:

Guggenheim Securities, LLC (“Guggenheim Securities”) hereby consents to (i) the inclusion of our opinion letter dated July 23, 2018 (the “Opinion”) to the Board of Directors of FCB Financial Holdings, Inc. (“FCB”) as Annex C to the joint proxy statement/prospectus in connection with the proposed merger involving FCB and Synovus Financial Corp. (“Synovus”), which joint proxy statement/prospectus forms a part of Amendment No.1 to the Registration Statement on Form S-4 of Synovus (the “Registration Statement”) that is being filed today with the Securities and Exchange Commission, (ii) the references therein to Guggenheim Securities and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by FCB.

By giving such consent, Guggenheim Securities does not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

By:	/s/ Fares Noujaim
Fares Noujaim Senior Managing Director